UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 15, 2004

Material Sciences Corporation

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	01-8803	95-2673173
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 East Pratt Boulevard

Elk Grove Village, Illinois 60007

(Address of Principal Executive Offices, including Zip Code)

(847) 439-8270

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement

On December 15, 2004 the Board of Directors adopted the Material Sciences Corporation Fiscal Year 2006 Long-Term Incentive Plan for Non-Employee Directors (the “Plan”), effective as of March 1, 2005. The following summary of the Plan is qualified in its entirety by reference to the detailed provisions of the Plan, a copy of which is attached hereto and incorporated by reference herein. The Plan provides that on the first trading day of March, June, September and December of each year, each non-employee director will automatically be granted a number of units equal to the number of shares of the registrant’s common stock equal to (a) $8,500 divided by (b) the last reported sale price of the registrant’s common stock on the last trading day immediately prior to the grant date.

The units will be redeemed on the fifth anniversary of the date of grant at a price equal to the average trading price on the 30 trading days ending on the redemption date plus all dividends declared on a share of the registrant’s common stock since the date of grant.

In the event that the service of a non-employee director terminates under certain circumstances (including due to death, disability or retirement) prior to the fifth anniversary of the date of grant, the registrant will redeem the grants on the date of termination. In the event that a non-employee director is removed from office or is not nominated for re-election to the board of directors under circumstances which constitute cause, then such non-employee director shall forfeit all of his or her outstanding grants.

On March 1, 2004, each of Messrs. Gray, Hohmann, Mitsch, Reilly, Roach and Solsvig and Ms. Quin were granted 534 units. The scheduled redemption date for these grants is March 1, 2010.

Item 9.01. Financial Statements and Exhibits.

10.1	Material Sciences Corporation Fiscal Year 2006 Long-Term Incentive Plan for Non-Employee Directors.

10.2	Form of Grant Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATERIAL SCIENCES CORPORATION

/s/ Jeffrey J. Siemers
By: Jeffrey J. Siemers Its: Chief Financial Officer

Date: March 7, 2005